ARTIFICIAL LIFE, INC.
                         China Online Center, Suite 4601
                                333 Lockhart Road
                               Wanchai, Hong Kong
                                 ---------------

              NOTICE OF 2004 Annual General Meeting of Stockholders
                          to be held September 24, 2004

TO THE STOCKHOLDERS OF ARTIFICIAL LIFE, INC.

     You are cordially invited to attend the Annual Meeting of Stockholders of Artificial Life, Inc. (the "Company") to be held at 10:00 a.m. Hong Kong time on September 24, 2004 at the offices of Artificial Life, Inc., China Online Center, Suite 4601, 333 Lockhart Road, Wanchai, Hong Kong, where our phone number is (+852) 3102 2800.

     At the Annual Meeting, you will be asked to elect four (4) individuals to the Board of Directors of the Company and to approve the selection of Horwath Gelfond Hochstadt Pangburn, P.C. as our independent auditors. The Board recommends the approval of each of these proposals.

     Further details of these matters are contained in the attached Proxy Statement that we urge you to consider carefully. The Company's 2003 Annual Report is also enclosed and provides additional information regarding the financial results of the Company in 2003.

     We hope that you will be able to attend the Annual Meeting. Whether or not you plan to attend, it is important that your shares are represented. Therefore, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. This will ensure your proper representation at the Annual Meeting. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                           By Order of the Board of Directors

                                           /s/ Eberhard Schoneburg
                                           ----------------------------------
                                           EBERHARD SCHONEBURG
                                           Chairman of the Board,
                                           Chief Executive Officer and Treasurer

Wanchai, Hong Kong
August 27, 2004
YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

                      [This Page Intentionally Left Blank]

                              ARTIFICIAL LIFE, INC.

                         China Online Center, Suite 4601
                                333 Lockhart Road
                               Wanchai, Hong Kong

                                -----------------
                                 PROXY STATEMENT
                                -----------------

                               GENERAL INFORMATION

     The enclosed Proxy is solicited by the Board of Directors (the "Board") of Artificial Life, Inc., a Delaware corporation (the "Company"), for use at the 2004 Annual Meeting of Stockholders to be held on September 24, 2004, at 10:00 a.m. Hong Kong time at our registered office located at China Online Center, Suite 4601, 333 Lockhart Road, Wanchai, Hong Kong, where our phone number is (+852) 3102 2800, and at any adjournment thereof (the "Annual Meeting"). The Board is sending proxy materials to you and all other stockholders on or about September 1, 2004. This proxy statement discusses proposals you are voting on this year; please read it carefully because it contains information for you to consider when deciding how to vote. The Board is asking you to vote your shares by completing, signing and returning the enclosed proxy card ("Proxy") or by voting your shares in person at the meeting. YOUR VOTE IS IMPORTANT.

     Where you specify a choice on the enclosed Proxy as to how your shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of each of the four (4) specified director nominees, FOR the approval of the selection of Horwath Gelfond Hochstadt Pangburn, P.C. as our independent auditors and, with respect to other proposals (if any), in accordance with the recommendations of the Board. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Company of a written notice of revocation or a duly executed Proxy bearing a later date. Any stockholder who has executed a Proxy but is present at the Annual Meeting and wishes to vote in person, may revoke her proxy by delivering a written notice of revocation to the Company. Shares represented by valid, unrevoked Proxies received in time for use at the Annual Meeting, will be voted at the Annual Meeting.

     The director nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting. Withholding authority to vote for a director nominee will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares present in person or by proxy at the meeting is required to ratify the appointment of Horwath Gelfond Hochstadt Pangburn, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2004. Abstentions, votes withheld and broker non-votes will not be treated as votes cast for these purposes and will not affect the outcome of the election. A "broker non- vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

     The close of business on August 23, 2004 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the meeting. As of the close of business on August 23, 2004, there were 21,643,036 shares of our common stock, issued, outstanding and entitled to vote. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the annual meeting.

     The cost of soliciting proxies, including expenses in connection with preparing and mailing this proxy statement will be borne by us. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy materials to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and personal solicitation by our directors, officers or employees. No additional compensation will be paid for such solicitation.

     This proxy statement and the accompanying proxy are being mailed on or about August 25, 2004 to all stockholders entitled to notice of and to vote at the annual meeting. The annual report to stockholders for the fiscal year ended December 31, 2003 is being mailed to the stockholders with this proxy statement, but does not constitute a part hereof.

     If you want to consider including a proposal in our proxy statement next year, you must deliver your proposal to Eberhard Schoneburg, our corporate secretary, no later than April 15, 2005. Our Restated Bylaws, filed as Exhibit
3.4 to our registration on Form S-1 filed with the Securities and Exchange Commission (the "SEC") on November 4, 1998 (the "Restated Bylaws"), also contains specific procedural requirements regarding a stockholder's ability to nominate a director or submit a proposal to be considered at the stockholders' meeting. Such nominations or proposals must be submitted to the Company no later than the close of business on September 10, 2004. If you would like a copy of the procedures contained in our Restated Bylaws, please contact:

                                                 Eberhard Schoneburg, Secretary
                                                 Artificial Life, Inc.
                                                 China Online Center, Suite 4601
                                                 333 Lockhart Road
                                                 Wanchai, Hong Kong

                            PROPOSALS TO BE VOTED ON

                                 PROPOSAL NO. 1

 ELECTION OF EBERHARD SCHONEBURG, CLAUDIA ALSDORF, GERT HENSEL AND MICHAEL ROWAN
                                AS OUR DIRECTORS

     Our Restated Bylaws provide that our board of directors consist of the number of persons determined by our Board. The Board currently consists of three
(3) members: Mr. Eberhard Schoneburg, Ms. Claudia Alsdorf and Dr. Gert Hensel. Mr. Schoneburg's term is due to expire in 2004. Ms. Alsdorf's and Mr. Hensel's terms were due to expire in 2002 and 2003, respectively; however the Company did not hold annual stockholders' meetings in 2002 or 2003 and therefore successors to Ms. Alsdorf and Mr. Hensel were never elected. In accordance with the Company's Restated Bylaws, these individuals are therefore still members of the Board.

     The Company's Restated Bylaws previously provided for staggered director terms so that there were three (3) classes of directors serving three (3) year terms beginning on successive years. The Board has adopted an amendment to its Restated Bylaws that eliminates these staggered terms. Now each director will serve for one (1) year and until her or his successor is elected and qualified. At each annual meeting, directors will be elected for a term of one (1) year to succeed those directors whose terms are expiring.

     The Board has voted to set the size of the Board at four (4) members and to nominate Mr. Eberhard Schoneburg, Ms. Claudia Alsdorf, Dr. Gert Hensel and Mr. Michael Rowan for election at the annual meeting for a term of one (1) year to serve until the 2005 annual meeting of stockholders and until each of their respective successors are elected and qualified.

     Unless authority to vote for each, some, or all of the director nominee(s) is withheld, the shares represented by the Proxy will be voted FOR the election of each of Mr. Eberhard Schoneburg, Ms. Claudia Alsdorf, Dr. Gert Hensel and Mr. Michael Rowan. In the event that any director nominee becomes unable or unwilling to serve, the shares represented by the Proxy will be voted for the election of such other person as the Board may recommend in her or his place. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve.

     A plurality of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to elect each director nominee.

Recommendation of the Board of Directors

     The Board recommends a vote FOR the election of each of Eberhard Schoneburg, Claudia Alsdorf, Gert Hensel and Michael Rowan as a director, and proxies solicited by the Board will be so voted unless a stockholder has indicated otherwise on the Proxy or any substituted proxy.

                                 PROPOSAL NO. 2

  APPROVAL OF THE SELECTION OF HORWATH GELFOND HOCHSTADT PANGBURN, P.C. AS OUR
                              INDEPENDENT AUDITORS
Selection

     The stockholders are being asked to approve the selection of Horwath Gelfond Hochstadt Pangburn, P.C. ("Horwath") as our independent auditors for the fiscal year ending December 31, 2004.

     In May 2002, the Company ended its engagement with Wolf & Company, P.C. as independent auditors and engaged Horwath Gelfond Hochstadt Pangburn, P.C. to serve as independent auditors for 2002. The Company's audit committee and Board approved this change. The reports of Wolf & Company, P.C. on the financial statements for the years ended December 31, 2001 and 2000 contained no adverse opinions or disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principle and each included a "going concern" explanatory paragraph. There was no disagreement with Wolf & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Wolf & Company, P.C. would have caused them to make a reference thereto in their report.

     Horwath has audited our financial statements annually since the 2002 fiscal year. Its representatives will not be present at the meeting.

Audit Fees

     The aggregate fees for professional services rendered by Horwath in connection with its audit of our annual consolidated financial statements in our Form 10-KSB and the review of our quarterly consolidated financial statements included in our Forms 10-QSB for the fiscal years ended December 31, 2003 and 2002 totaled approximately $61,593 and $87,488, respectively.

Audit-Related Fees

     The aggregate fees for assurance and related services rendered by Horwath in connection with its audit and review of our financial statements for the fiscal years ended December 31, 2003 and 2002 totaled $0 and $0, respectively.

Tax Fees

     The aggregate fees for professional services rendered by Horwath for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and 2002 totaled $0 and $0, respectively.

All Other Fees

     The aggregate fees for all other services rendered by Horwath for the fiscal years ended December 31, 2003 and 2002 totaled $0 and $0, respectively.

Review of Auditor Independence

     All of the services described above were approved by the Company's audit committee and prior to performance. The audit committee has determined that the payments made to its independent accountant for these services are compatible with maintaining such auditor's independence.

Recommendation of the Board of Directors

     The Board recommends a vote FOR the approval of the selection of Horwath Gelfond Hochstadt, Pangburn, P.C. as our independent auditors for the fiscal year ended December 31, 2004 and proxies solicited by the board will be so voted unless a stockholder has indicated otherwise on the Proxy or any substituted proxy.

                        DIRECTORS AND EXECUTIVE OFFICERS

     Below are the names of the executive officers and persons nominated as directors, their ages, their offices with us, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which they hold directorships.

Name                               Age   Position
Eberhard Schoneburg*...........   [47]   Chairman of the Board, Chief Executive
                                         Officer and Treasurer

Ernest Axelbank................   [25]   Chief Technology Officer

Claudia Alsdorf*...............   [37]   Director

Dr. Gert Hensel*...............   [47]   Director

Michael Rowan*.................   [48]   Director of Business Development Europe

* Director Nominee

     EBERHARD SCHONEBURG has been our founder and Chairman of our Board of Directors since November 1994. He was Chief Executive Officer from November 1994 to May 1996 and from October 1997 to the present. We were founded in November 1994 as Neurotec International Corp., a wholly owned subsidiary of Neurotec GmbH, a German multimedia and Internet solutions company owned by Mr. Schoneburg and two corporate investors: a major German retailer and an industrial conglomerate. Neurotec GmbH was part of the Neurotec Group, a group of high tech companies founded in Germany by Mr. Schoneburg in 1993. In 1997, Mr. Schoneburg sold all of his shares in Neurotec GmbH to the remaining stockholders and contemporaneously purchased 100% of the shares of Neurotec International Corp. from Neurotec GmbH. From 1989 to 1994 Mr. Schoneburg was a professor for industrial applications of artificial intelligence at Fachhochschule Furtwangen, Germany. From 1988 to 1993, he was the chairman of the BIT Group, a group of five German high-tech companies which he founded in 1988. Mr. Schoneburg was awarded the First Prize of the Berlin Innovation Award in 1990 for the development of the first European Neural Compiler and again in 1992 for the development of an expert system for detecting chemical hazards for Procter and Gamble. He has published five course books on a wide variety of topics such as computer viruses, neural networks, evolution strategies and genetic programming. Mr. Schoneburg has successfully launched over 20 high tech companies on three continents over the last 20 years.

     CLAUDIA ALSDORF joined our Board in August 2001, filling the vacancy created by an increase in the number of directors on the Board. In 1999, Ms. Alsdorf co-founded echtzeit AG where she was principally responsible for the preparation of an initial public offering of echtzeit AG securities on the German Neuer Markt exchange, as well as initiating a joint venture with a German retailer for three-dimensional product presentations and online catalogues. In 1996, Ms. Alsdorf founded echtzeit USA in San Francisco, and was mainly responsible for the initiation of operations with United States- based companies. In 1995, Ms. Alsdorf co-founded echtzeit Gesellschaft fur mediales Gestalten mbH, a developer of computing environments for e-commerce and communications both on the desktop and for large-scale multi-user Internet environments, with subsidiaries in Berlin, Cologne and Zurich. Ms. Alsdorf is currently a corporate executive at SAP AG, Germany.

     DR. GERT HENSEL joined our Board in July 2001.Since January 2000, Dr. Hensel has been the Chief Operating Officer and founder of VICUS
Grundstuecksservice GmbH, a real estate management company. From January 1998 to January 2000, Dr. Hensel was the founder and a shareholder of Weiss-Grundstuecksverwaltungs--und Entwicklungsgesellschaft mbH Erkner, a real estate management company. Since January 1995, Dr. Hensel has been a corporate fiduciary for BIT GmbH, Berlin and a manager of DABU Accounting services.

     MICHAEL ROWAN became our Director of Business Development Europe in June 2004. He qualified and practiced as a commercial lawyer with Linklaters and Alliance, a London based law firm from 1988 to 1993. In 1993 he joined the Equity Capital Markets division of Merrill Lynch, heading a team of transaction lawyers based both in London and Hong Kong. In 1996, Michael became a director of the division with responsibility for structuring and pricing equity transactions, including IPOs, and advising on M&A assignments. In 2002 he left Merrill Lynch and became a director of Accelera Capital, a private equity firm headquartered in Hong Kong. At Accelera Capital, Michael focused on providing assistance in the development of the Asian strategies for a portfolio of companies based in the UK and the US. Michael left Accelera Capital in June 2004 and is currently a full-time consultant.

Committees of the Board of Directors and Meetings

     Meeting Attendance. During the year ended December 31, 2003, the Board met 1 time and acted by unanimous written consent 2 times. Ms. Alsdorf was not able to attend the board meeting but voted on all written consent resolutions.

     Audit Committee. The Company has a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Dr. Hensel and Ms. Alsdorf are members of the audit committee. The Board has determined that at least one person on the Audit Committee, Dr. Gert Hensel, qualifies as a "financial expert" as defined by SEC rules implementing Section 406 of the Sarbanes-Oxley Act. Dr. Hensel and Ms. Alsdorf each meet the SEC definition of an "independent" director. The audit committee met once in the fiscal year ended December 31, 2003. The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information that we provide to any governmental body or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the board have established; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The audit committee's primary duties and responsibilities are to: serve as an independent and objective party to monitor our financial reporting process and internal control system; review and appraise the audit efforts of our independent accountants and internal auditing department; and provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board.

     The audit committee has policies and procedures that require the preapproval by the audit committee of all audit and permissible non-audit services prior to commencement of services. The audit committee considers whether each preapproved service is consistent with the SEC's rules and regulations on auditor independence. During the fiscal year ended December 31, 2003, the audit committee preapproved 100% of the total fees to Horwath Gelfond Hochstadt Pangburn, P.C.

     Nominating Committee. We do not have a standing nominating committee or any committees performing similar functions. The entire Board performs the functions of a nominating committee. The Board has chosen not to have a separate nominating committee because it is currently comprised of only three directors and has the time and resources to perform the function of selecting board nominees. When the Board performs its nominating function, the Board acts in accordance with the Company's Amended and Restated Certificate of Incorporation and Restated Bylaws but does not have a separate charter related to the nomination process. The Board will consider candidates recommended by shareholders, provided recommendations comply with the procedures in Articles I,
Section 7(C) of the Restated Bylaws; specifically, shareholders must provide, within the time period specified in the Restated Bylaws, the information regarding each candidate required to be included in a proxy solicitation by the Exchange Act. On a periodic basis, the Board members assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Board considers various potential director candidates. These candidates are evaluated at meetings of the Board at various times during the year. Qualifications are scrutinized to confirm that the candidates have the highest professional and personal ethics and values, consistent with the Company's values and standards. Candidates should have broad experience at the management level in business, technology and finance. They should be committed to enhancing shareholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all shareholders. In evaluating candidates, the Board seeks to achieve a balance of knowledge, experience and capability on the Board. All of the current director nominees were recommended by the Chief Executive Officer.

     Compensation Committee. The compensation committee currently consists of Dr. Hensel, a non-employee director. Dr. Hensel was appointed to the compensation committee in July 2001. The compensation committee's functions are to recommend to the full Board the amount, nature and method of payment of compensation of all executive officers and certain other key employees and our consultants, and to administer our equity plan.

     Compensation Committee Interlocks and Insider Participation. Dr. Hensel does not serve as a member of the board of directors or compensation committee of any entity that currently has, or previously has had any of its members serving as a member of our Board or compensation committee.

     Director Compensation. Directors who are not also employees may receive up to $3,000 for each meeting of the Board attended and reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Non-employee directors are also eligible for participation in our 1998 Equity Incentive Plan, and we have granted options to our directors in connection with their becoming members of our board.

Certain Relationships and Related Transactions of the Corporation with
Management

     Since December 31, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 10% of any class of our securities or any member of the immediate family of any of the foregoing individuals has or will have a direct or indirect material interest other than the transactions described below.

     Under an executive employment agreement dated July 1, 1998, and amended and restated as of September 1, 1998 and October 1, 2001 we have agreed to employ Eberhard Schoneburg as chief executive officer and chairman of the Board. This employment agreement expired on September 1, 2001 and on October 1, 2001, our compensation committee approved extension of the term of this agreement through September 1, 2003. This contract was extended by our Board again on March 12, 2004 until December 31, 2006 with the same terms. This agreement also provides that Mr. Schoneburg's annual base salary will increase as determined by our Board but at not less than 10% per year and includes an incentive bonus equal to 3% of our income from operations. As a result of our history of operating losses, however, Mr. Schoneburg has not received a bonus in any of our previous fiscal years. For the fiscal years ended December 31, 1999, 2000, 2001 and 2002, under the terms of this employment agreement, Mr. Schoneburg's base salary was increased from $240,000 to $264,000, $290,400, $319,440 and $352,000 respectively, in accordance with the terms of this employment agreement. Mr. Schoneburg voluntarily agreed to a reduced salary of $149,727 for 2002 and to a salary reduction to $50,000 per year effective January 1, 2003. If Mr. Schoneburg is terminated without cause (including a failure to renew the agreement) or if he terminates his employment for "good reason" (as defined in the agreement), he will be entitled to receive a lump sum payment of one to three times (depending upon whether such termination occurs before or after a change of control) the sum of (i) his base salary plus (ii) the greater of the average of his two most recent annual bonuses or his annual bonus payable in the year of termination. Any payments upon such terminations shall be calculated based on Mr. Schoneburg's salary as reflected in his employment agreement and not the reduced salaries Mr. Schoneburg voluntarily agreed to (described above). The agreement also contains a non-compete and non-solicitation provision which covers the longer of the term of his employment or any time period during which he serves on our Board, plus a period of one year thereafter.

     Mr. Schoneburg has not yet received the salary owed to him for the year ended December 31, 2003. The Company intends to repay Mr. Schoenburg's outstanding salary in 2005.

     In addition, during 2000, 2001, 2002 and the year ended December 31, 2003, Mr. Eberhard Schoneburg advanced funds to us to provide working capital for the Company. The aggregate advanced funds as of December 31, 2003 amount to $1,546,508. The funds advanced in the year ended December 31, 2003 amount to $325,359. Interest expense on these advances amounted to $76,019 for the year ended December 31, 2003. On April 19, 2004, following approval by the Board, Mr. Schoneburg converted $1,000,000 of this outstanding debt into 2,272,727 Company shares at a conversion price of $0.44 per share which is the fair market value on April 19, 2004 as reported on the pink sheets. The net funds advanced were used as a working capital loan. The principal remaining outstanding is $546,508, bears cumulative interest at 5% per year, is unsecured and is due upon one (1) month notice from Mr. Schoneburg.

     Under a consulting agreement dated June 1, 2004, Michael Rowan agreed to serve as our Director of Business Development Europe. This agreement is for a term of 6 months and is renewable subject to the mutual approval of both Mr. Rowan and the Company. Per the terms of this agreement, Mr. Rowan will be compensated at a rate of $5,000.00 per month of completed service.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation

The following tables set forth certain information with respect to compensation paid or accrued for services rendered to us in all capacities for the fiscal year ended December 31, 2003 by our chief executive officer.

                                   Annual Compensation                Long-Term Compensation

                                                              Other Annual       Securities
Name and Principal Position   Year   Salary ($)   Bonus ($)   Compensation ($)   Underlying Options
Eberhard Schoneburg           2003    50,000(1)      0              0                    0
Chief Executive Officer       2002   149,000(2)      0              0                    0
and Chairman                  2001   295,000(3)      0              0                    0

(1) Salary was deferred and was unpaid as of July 31, 2004.
(2) Salary was deferred and was unpaid as of July 31, 2004.
(3) Salary was deferred and was unpaid as of July 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR. No options were granted to Eberhard Schoneburg during the year ended December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

                                                   Number of Securities
                                                   Underlying                    Value of Unexercised
                                                   Unexercised Options           In-the-Money Options
                      Shares                       at Fiscal year-end (#)        at Fiscal Year-End ($)
                      Acquired on    Value         ----------------------        -----------------------
Name                  Exercise (#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
Eberhard Schoneburg       0              0              0              0              0              0
Dr. Gert Hensel           0              0           100,000           0              0              0
Claudia Alsdorf           0              0           100,000           0              0              0

Employment Agreements

     See discussion of the executive employment agreement between the Company and Mr. Schoneburg under "Certain Relationships and Related Transactions of the Corporation with Management."

                    SHAREHOLDER COMMUNICATION WITH DIRECTORS

     Shareholders may send correspondence to our Board of Directors or to any individual director at the following address: Artificial Life, Inc., China Online Center, Suite 4601, d333 Lockhart Road, Wanchai, Hong Kong.

     Your communications should indicate that you are a Company shareholder. Depending on the subject matter, we will either forward the communication to the Director or Directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the board or any individual director.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information as of August 23, 2004 regarding the beneficial ownership of our common stock by (i) each person that we believe beneficially owns 5% or more of our common stock; (ii) each named executive officer; (iii) each of our directors and each director nominee; and (iv) all of our current directors and executive officers as a group.

                                                    Shares Beneficially Owned (1)
                                                    -----------------------------
Name and Address of Beneficial Owner (2)                 Shares    Percent % (3)
Eberhard Schoneburg ................................  5,940,154        27.3
Claudia Alsdorf (4).................................    200,000           *
Dr. Gert Hensel (5).................................    150,000           *
Accelera Ventures Ltd...............................  2,397,059        11.0
Bruno Gabriel (6)...................................  1,739,426         8.0
Ernest Axelbank (7).................................    250,000           *
Michael Rowan ......................................    224,559           *
All current directors and executive officers as
a group (5 persons) (8).............................  6,764,713         31%

* Less than 1%

(1) Shares of our common stock that an individual or group has the right to acquire within 60 days of August 23, 2004, pursuant to the exercise of options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the beneficial owners named in this table have sole voting and investment power with respect to all shares of our common stock shown to be beneficially owned by them based on information these individuals have provided to us.

(2) The address of each of our executive officers and directors listed in the table above is: c/o Artificial Life, Inc., 4601 China Online Center, 333 Lockhart Road, Wanchai, Hong Kong.

(3) Percentage of ownership is based on 21,790,095 shares of our common stock outstanding as of August 23, 2004 and all stock options which are exercisable within 60 days of August 23, 2004 for the respective individual(s) listed in the table above.

(4) Includes 200,000 shares subject to stock options which are exercisable within 60 days of August 23, 2004.

(5) Includes 150,000 shares subject to stock options which are exercisable within 60 days of August 23, 2004.

(6) Includes 600,000 shares underlying immediately exercisable options and 200,000 shares held by DARUM

Holding AG, a Swiss corporation in which Mr. Gabriel is a majority stockholder. Mr. Gabriel disclaims any beneficial ownership of the 200,000 shares held by DARUM Holding AG, except to the extent of his pecuniary interest in these shares, if any. .

(7) Includes 250,000 shares subject to stock options which are exercisable within 60 days of August 23, 2004

(8) Includes 600,000 shares subject to warrants and options, all of which are exercisable within 60 days of August 23, 2004.

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                                      -12-

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Compensation Philosophy. The design and implementation of our executive compensation programs are based on a series of guiding principles derived from our values, business strategy and management requirements. These principles may be summarized as follows: to attract, motivate and retain high caliber individuals who are responsible for leading us to achieve or exceed corporate goals and to increase total return to stockholders, to provide a total compensation program where a significant portion of compensation is linked to the achievement of individual performance objectives as well as both short-term and long-term corporate performance, to align the financial interests of the management team with our financial interests and those of our stockholders, and to emphasize reward for performance at the individual, team and corporate levels.

     Base Salary. Each fiscal year, the compensation committee establishes base salaries for individual executive officers based upon (i) the committee's review of publicly available industry and peer group information, (ii) the responsibilities, scope and complexity of each position, (iii) the individual's tenure in the position and (iv) performance judgments as to each individual's past and expected future contributions. The chief executive officer recommends the base salary amount for each officer other than himself. The committee then reviews with the chief executive officer and approves, with appropriate modifications, an annual base salary plan for our executive officers other than the chief executive officer.

     In general, the committee reviews and fixes the base salary of the chief executive officer based on the committee's review of comparable competitive compensation from publicly available sources, as well as the committee's assessment of such officer's past performance and its expectations as to such officer's future contributions to our leadership. For discussion of Mr. Schoneburg's individual executive employment agreement, see "Certain Relationships and Related Transactions of the Corporation with Management."

     Annual Bonus. Our executive officers are eligible for an annual cash bonus, which is based primarily on corporate achievements and individual performance objectives that are established at the beginning and throughout each year. After the completion of the year, the committee reviews the attainment of corporate and individual objectives and awards bonuses in the first quarter of the subsequent year, based on the extent to which corporate objectives were met or exceeded, and any individual contributions to our overall performance.

     No bonuses were paid in the fiscal year 2003

     Equity-based Long-term Incentive Compensation. Long-term incentives for our employees are provided through stock option grants under our equity plan, which generally are provided through initial stock option grants at the date of hire and periodic additional grants. The option grants are intended to motivate the executive officers to improve our long-term performance and to align the financial interests of the management team with our financial interests and those of our stockholders. Awards take into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance and contributions of the officer and competitive market data for similar positions. Options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. The standard vesting schedule provides that a portion of the shares subject to each option vest and become exercisable annually over a three-year period. Certain options granted under the equity plan are subject to different vesting schedules, including schedules that are based on the achievement of certain milestone events.


                             By the Artificial Life, Inc. Compensation Committee


                             Dr. Hensel

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                                      -14-

                          REPORT OF THE AUDIT COMMITTEE

     The audit committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq rules, has furnished the following report:

     The audit committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the audit committee are set forth in a written charter adopted by the Board,. The audit committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The audit committee is responsible for overseeing our overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year 2003, the audit committee took the following actions: reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with management, reviewed communications from Horwath Gelfond Hochstadt Pangburn, P.C. regarding the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and received written disclosure and a letter from Horwath Gelfond Hochstadt Pangburn, P.C. regarding its independence as required by Independence Standards Board Standard No. 1. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the audit committee determined appropriate.

     Based on the audit committee's review of the audited financial statements and communications from Horwath Gelfond Hochstadt Pangburn, P.C. and its discussions with management, the audit committee recommended to the board that the audited financial statements be included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

                                    By the Artificial Life, Inc. Audit Committee

                                    Dr. Gert Hensel
                                    Ms. Claudia Alsdorf

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                                      -16-

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than ten percent of our registered stock to file initial reports of ownership and reports of changes in ownership of our shares with the SEC, and to provide copies of such reports to the Company.

     During the fiscal year ended December 31, 2003, our executive officers, directors or beneficial owners of more than ten percent of our capital shares were required to file various reports, including Form 3s and Form 4s. Based solely on a review representations from reporting persons, we believe that during fiscal 2003, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

                              ARTIFICIAL LIFE, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          ON FRIDAY, SEPTEMBER 24, 2004
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     THE UNDERSIGNED hereby appoint Eberhard Schoneburg as attorney and proxy with full power of substitution, with all the powers which the undersigned would possess if personally present, to vote for and on behalf of the undersigned at the annual meeting of stockholders of ARTIFICIAL LIFE, INC. to be held at 10:00 a.m. at the offices of Artificial Life, Inc., China Online Center, Suite 4601, 333 Lockhart Road, Wanchai, Hong Kong, on September 24, 2004, and at any adjournment or adjournments thereof, upon and with respect to all shares of the common stock to which the undersigned would be entitled to vote and act if personally present. The undersigned hereby directs Eberhard Schoneburg to vote in accordance with their judgment on any matters which may properly come before the meeting, all as indicated in the Notice of the Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such Notice as specified by the undersigned:

      IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF
           EACH OF THE DIRECTORS IDENTIFIED BELOW AND FOR PROPOSAL 2

(1) Proposal to elect Eberhard Schoneburg, Claudia Alsdorf, Gert Hensel and Michael Rowan as directors:

     [ ] FOR all nominees

     [ ] WITHHOLD authority for all nominees

     [ ] WITHHOLD authority for [ ] FOR Eberhard Schoneburg

     [ ] WITHHOLD authority for [ ] FOR Claudia Alsdorf

     [ ] WITHHOLD authority for [ ] FOR Gert Hensel

     [ ] WITHHOLD authority for [ ] FOR Michael Rowan

(2) Proposal to ratify the appointment of Horwath Gelfond Hochstadt Pangburn, P.C. as our independent certified public accountants for the fiscal year ending December 31, 2004.

                  [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

(3) IN THEIR DISCRETION TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR AND IN FAVOR OF THE ITEMS SET FORTH ABOVE UNLESS A CONTRARY SPECIFICATION IS MADE. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

     Please sign exactly as name appears below.

     Dated: ___________________________

     Signature:

Signature if held jointly:

Printed Name

Address

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the president or authorized officer and indicate the signer's office. If a partnership, please sign in the partnership name by an authorized person.